Exhibit 3

 Investor BreakfastBusiness Development Update  September 22, 2016

 Focus on Two Main Initiatives  Collaborations with top global pharma in cancer immuno-therapyRationaleStructure and detailsStrategic collaboration with NovartisStatusExpectations for the next 12 months

 BL-8040 In Immuno-oncology

   Why Do We Push BL-8040 in Immuno-oncology?  Scientific Rationale  Multiple ways to potentiate I/O agents  Widely applicable for several classes of I/O  Value and Potential of I/O  Most significant class in oncology  Large unmet need still exists for many patients  Competition for advantage via combinations  Limited Competition in CXCR4  Very few clinical-stage CXCR4 antagonists  Even fewer agents which do not belong to Big Pharma

Merck Partnership Structure

- Explore combination with Keytruda, a PD-1 antagonist
  - One of leading I/O agents, blockbuster potential, applicability in multiple tumor types
- Phase 2a study in metastatic pancreatic cancer:
  - Keytruda single-agent has almost no effect
  - Clear scientific rationale for the combination with CXCR4 antagonist
  - Even a small clinical improvement would have clear significance
- BioLineRx is the sponsor of the clinical study
  - Merck provides Keytruda and performs some of the sample analysis
- Both parties have the right to continue to Phase 3 with access to the other party's compound

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Genentech Partnership Structure



- Explore combination with Atezolizumab (Tecentriq), PD-L1 antagonist
  - Newly approved, blockbuster potential, applicability in multiple tumor types
- Large clinical program to explore the combination in multiple tumor types where:
  - There is a clear unmet need; Atezo single-agent activity leaves potential for improvement
  - Clear scientific rationale for the combination with CXCR4 antagonist
- BioLineRx is the sponsor of the clinical study in AML
  - An area where BioLineRx has significant expertise with BL-8040
- Genentech is the sponsor of all solid tumor studies
  - 1st wave (begin H1 2017): Gastric, NSCLC and potentially Pancreatic cancer
  - Potential to add an additional wave of up to 3 indications in H2 2017
- Both parties have the right to continue to Phase 3 with access to the other party's compound

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Summary of Immuno-Oncology Collaborations

- Position BL-8040 as the leading independent CXCR4 antagonist for immuno-oncology combinations
  - Partnerships with 2 of the 3 leaders in immuno-oncology
- Partnerships allow to explore potential in various aspects, thus increasing value and probability-of-success:
  - Combination with both PD-1 and PD-L1 antagonists
  - Ability to compare combinations in one tumor (pancreatic cancer)
  - Explore combination in at least 4 different tumors, both solid and liquid
- Limited investment compared to large scale of the clinical program
- Retain flexibility for future steps
  - No exclusivity with a single partner
  - Can consider partnering or moving to registration depending on options

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 Novartis alliance - status

Successful Strategic Collaboration with Novartis

- The first projects were in-licensed under the collaboration
- Current projects focus on NASH
  - Growing, high-potential therapeutic area
  - Aligned with our focus on also building an immunology franchise
  - Projects are first-in-class, potentially disease-modifying agents; close collaboration with Novartis on the development plan
- We expect to in-license an additional 4-5 projects under the collaboration during the next year
  - 1-2 additional projects to be in-licensed in 2016
  - Most projects would likely be aligned with our therapeutic area focus
- Continued commitment and strong collaboration on behalf of Novartis
  - Great validation for the company's scouting and development capabilities
  - Potential for repeated partnering with Novartis at a significantly reduced financial risk

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Thank  You